CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 33-77882, No. 33-77884, No. 33-77888 and 333-2133),
of DT Industries, Inc. of our report dated August 8, 1997, appearing on page 19 of the fiscal 1997 Annual Report to Shareholders of DT Industries, Inc. (which report and consolidated financial statements are incorporated by reference in this Annual Report on Form 10-K). We also consent to the incorporation by reference of our report on the Financial Statement Schedule, which appears on page S-1 of this Form 10-K.



/s/ Price Waterhouse LLP

Price Waterhouse LLP

St. Louis, Missouri
September 29, 1997